Exhibit 99.1

AITX’s RAD Continues Its Penetration into Car Dealerships with RIO Order

Detroit, Michigan, July 10, 2024 – Robotic Assistance Devices, Inc. (RAD), a subsidiary of Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), has received an initial order of a RIO™ 360 solar-powered security tower to be deployed at a Miami, Florida-based car dealership.

The initial RIO 360 unit at this car dealership will assist manned security guards in deterring after-hours loitering and trespassing. This dealership, like many others, is combating theft, vehicle damage, and general vandalism during nighttime hours. The RIO unit will serve dual purposes: providing customer service-related messaging on its front panel during normal business hours and pivoting to a security posture when the dealership is closed.

The RIO will be monitored by the auto dealer’s contracted security team that can be dispatched to the scene upon detection and alert by the RIO unit. Additionally, the team can call local police during an alerted incident, ensuring a prompt response to any security breaches.

The U.S. car dealership industry is a substantial market with approximately 18,000 dealerships nationwide1. These dealerships face unique challenges, such as managing large lots and protecting high-value inventory from theft and vandalism. Compounding these issues, recent supply chain disruptions, like the semiconductor shortage, have resulted in nearly 2 million unsold vehicles sitting on lots across the country2. This extensive inventory highlights the critical need for efficient storage and security solutions, presenting a significant market opportunity for RAD’s advanced security and operational technologies.

“We are delighted with the successful deployment of our RIO and ROSA devices at car dealerships and storage yards nationwide,” said Mark Folmer, CPP, PSP, FSyI, President of RAD. “These deployments not only demonstrate the effectiveness of our solutions in enhancing security and operational efficiency but also contribute significantly to our RMR. This order, along with other deployments in process, keeps us on track towards cash flow positivity.”

RMR is money earned from customers who pay for a subscription to a service or product. RAD’s solutions are generally offered as a recurring monthly subscription, typically with a minimum 12-month subscription contract.

RAD has experienced success in placing ROSA™ (Responsive Observation Security Agent) and RIO devices at car dealerships, large and small, throughout the country. With successful deployments, RAD’s solutions have proven to be effective in enhancing security and operational efficiency. Dealerships have reported significant improvements in inventory protection, incident response times, and overall safety while keeping security costs down.

Sitting atop a standard RIO configuration are dual ROSA units. ROSA is a multiple award-winning, compact, self-contained, portable, security and communication solution that can be installed and activated in about 15 minutes. ROSA’s AI-driven security analytics include human, firearm, vehicle detection, license plate recognition, responsive digital signage and audio messaging, and complete integration with RAD’s software suite notification and autonomous response library. Two-way communication is optimized for cellular, including live video from ROSA’s high-resolution, full-color, always-on cameras. RAD has published six Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at retail centers, hospital campuses, multi-family communities, car rental locations and construction sites across the country.

1 https://www.bcg.com/publications/2022/future-of-car-dealers-in-the-us

2 https://www.carscoops.com/2023/07/inventory-levels-soar-as-2-million-cars-sit-unsold-at-dealer-lots-including-many-evs/

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M, RAD-R, and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances that the Company will meet its expectations with respect to its future sales volume, becoming cash flow positive, and ARR or RMR. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz